FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2006 THIRD QUARTER RESULTS

White Plains, New York - Oct. 31, 2006 - Drew Industries Incorporated (NYSE: DW) today reported higher sales and a decrease in net income for the third quarter ended September 30, 2006.

Drew, a leading supplier of components for recreational vehicles (RV) and manufactured homes (MH), reported net sales of $181 million for the third quarter of 2006, a 6 percent increase from the $171 million in net sales reported in the third quarter of 2005. Net sales this quarter included $5 million from acquisitions and $12 million from sales price increases. Last year’s third quarter sales included $6 to $8 million of hurricane-related sales, while the current quarter includes no hurricane-related sales. Excluding the impact of acquisitions, sales price increases and hurricane-related sales, net sales this quarter were approximately the same as in the third quarter of 2005, despite declines in industry-wide production of RVs and manufactured homes.

The company reported net income of $6.9 million, or $0.32 per diluted share, down 29 percent from the $9.8 million, or $0.45 per diluted share, reported in the third quarter of last year. Net income in the third quarter of 2005 included approximately $700,000, or $0.03 per diluted share, as a result of the settlement of litigation for an amount less than the Company had previously recorded.

Net sales for the nine months ended September 30, 2006 were $591 million, a 21 percent increase from the $488 million reported for the same period of last year. Net income for the nine month period was $27.4 million, or $1.25 per diluted share, compared to net income of $24.3 million, or $1.13 per diluted share in the comparable period in 2005. Sales for the twelve months ended September 30, 2006 were $772 million and net income was $36.7 million, or $1.68 per diluted share.

Drew’s second and third quarters are traditionally the strongest in terms of sales and profits due to the seasonality of the industries in which the Company operates. However, in the first quarter of 2006, the usual seasonal slow-down was largely offset by the impact of continuing hurricane-related demand for RVs and manufactured homes.

Drew attributed the lower net income in the 2006 third quarter largely to downturns in the recreational vehicle and manufactured housing industries, Drew’s two primary markets, as well as to losses from the Company’s Indiana-based specialty trailer operation, which as previously announced, has been closed. In addition, interest and amortization expenses increased by an aggregate of $1.0 million, primarily related to recent acquisitions.

“Though our sales did increase compared to last year’s third quarter, our margins and overall profitability were negatively affected by several factors,” said Leigh J. Abrams, Drew’s President and CEO. “Industry weakness in both the RV and MH segments reduced our sales by approximately $12 million to $16 million. Losses from the now-closed specialty trailer operation in Indiana were approximately $1.2 million in the current quarter, compared to about $400,000 in the third quarter of 2005. However, we do not expect any additional significant losses from this operation in the future.

“Further, we had lower than expected margins on sales of our recently introduced products. Management is working to improve these margins by negotiating lower prices for purchased components, and continuing to increase sales volume.”

“The costs of many of our primary raw materials are still very volatile, although our operating management continues to mitigate the impact of higher raw material costs with sales price increases to customers,” said Fred Zinn, Drew’s Executive Vice President and CFO. “However, because these cost increases were passed along to our customers generally without margin, our profit margins have been reduced. We continue to strive to improve operating efficiencies to reduce this impact on our margins.”

Partially offsetting the negative factors this quarter was an improvement in the operating results of the Company’s new window factory opened in the spring of 2005. This new facility, which incurred startup losses of $300,000 in last year’s third quarter, achieved operating profit in excess of $100,000 this quarter. In addition, the Company reported accretive results from Happijac, a recent acquisition which supplies bed-lifts to the growing toy hauler RV market. The Company also reported a gain of nearly $700,000 from the sale of a vacant factory.

“In response to the recent slowdown in both the RV and MH industries, we closed three factories and consolidated their operations to our nearby factories, and we are continuing to review all facets of our existing operations for additional potential savings. We have also reduced our hourly work force to match current production levels, reduced fixed overhead where prudent, and intensified our efforts to continue to increase market share, which we believe will be successful during the next few quarters,” said Abrams.

“Drew has operated with success during both boom and bust periods. A prime example of our success is Drew’s track record of profitability in its MH segment every month since 1998, a period of time where industry production of manufactured homes declined about 65 percent. In contrast to the industry-wide decline, our MH sales are up and MH profits are almost equal to what they were in 1998. Despite the industry weakness and our lower third quarter profits, our strategy based on a combination of organic growth, new product introductions and acquisitions has continued to yield positive results. We continue to be aggressive, and we are optimistic about the future.”

Recreational Vehicle Products Segment
Drew supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bed lifts, bath products and electric stabilizer jacks, primarily for travel trailers and fifth-wheel RVs, as well as specialty trailers. Drew’s RV segment represented 70 percent of net sales and 67 percent of segment operating profit during the third quarter of 2006.

Despite industry-wide declines in wholesale shipments of towable RVs this quarter, sales by Drew’s RV product segment in the third quarter of 2006 increased 11 percent to $126 million, compared to $114 million in the third quarter of 2005. More than 90 percent of Drew’s RV sales are for towable RVs, with the balance for motorhomes and specialty trailers.

Industry wholesale production of travel trailer and fifth wheel RVs, Drew’s primary RV market, increased 22 percent in the first six months of 2006. In contrast, retail sales of travel trailers and fifth wheel RVs were relatively flat in the first half of 2006. In the third quarter, wholesale production of these types of RVs declined by 4 percent, including a 19 percent decline in the month of September 2006 alone. Once again, the declines in retail sales of these types of RVs was less pronounced, with retail sales down 1.0 percent in July and 9.5 percent in August, the most recent month this data is available.

The difference between the growth of wholesale shipments of towable RVs and the flat retail sales in the first half of 2006 was partly due to dealer restocking of inventories in the early part of 2006, which were depleted because of sales related to the 2005 Gulf Coast hurricanes, as well as Canadian retail sales, which have been very strong during 2006. Canadian retail sales are not included in U.S. retail statistics, while wholesale shipments to Canada are included in wholesale statistics. It also appears that dealer inventories increased during this period.

It should be noted that industry wholesale shipments for last September included an estimate of between 6,000 and 8,000 travel trailers related to the last year’s Gulf Coast hurricanes. Last September, FEMA also purchased 5,000 Emergency Living Units from RV manufacturers, which were not included in industry statistics.

“We believe that the slowdown in retail sales of travel trailers and fifth wheel RVs has been due in part to high gas prices, high interest rates, and the fear of possible gas shortages as a result of geopolitical conflicts,” said Abrams. “We are able to look forward with optimism because many of these factors have improved. Gas prices have dropped significantly since early summer, interest rates have stabilized, and there is no gas shortage. As a result, consumer confidence has been up for two of the last three months, which is usually a good sign for the RV industry.

“In addition, RV dealers have recently been aggressively reducing their inventories, which is slowing wholesale shipments. When retail sales recover, which we are confident they will because of the very favorable industry demographics, there should be an increase in demand for wholesale shipments. Further, based upon recent dealer surveys, there appears to be little inventory of used RVs, which is a result of either people buying used product rather than new RVs, or in our opinion, more likely a decision by current RV owners not to trade their existing units for new RVs because of uncertainties in the RV market. If this is the case, there could be pent up demand by consumers to purchase new RVs during 2007.”

RV segment operating profit declined to $10.7 million in the current quarter, or 8.4 percent of segment sales, compared to $12.7 million, or 11.2 percent of sales reported in the third quarter of 2005. This decrease was a result of the factors already described; including the sharp decline in industry shipments in September 2006 and losses incurred in the Company’s recently closed specialty trailer operation in Indiana. Excluding the losses at this specialty trailer operation, segment operating margin was 9.4 percent in the third quarter of 2006, compared to 11.5 percent in the prior year third quarter.

Over the last two years, Drew has introduced several new products in its RV segment, including slide-out mechanisms and leveling devices for motorhomes, axles for towable RVs and specialty trailers, entry steps and bed lifts for towable RVs, and bath products and exterior parts for both towable RVs and motorhomes. The Company’s sales of these products in the third quarter of 2006 were running at an annualized sales rate of more than $105 million, compared to an annualized sales rate of approximately $60 million in the third quarter of 2005. Drew estimates the market potential of these products exceeds $750 million. Margins for new products are typically lower than for the Company’s more established products,

In June 2006, Drew’s Lippert Components subsidiary acquired Utah-based Happijac Company, a supplier of bed lifts for toy haulers, as well as other products for RVs. Toy haulers are RVs which include space to transport leisure vehicles such as motorcycles and ATVs. Happijac had annualized sales of approximately $15 million prior to the acquisition. Due to the continued popularity of toy haulers, which are among the RV industry’s fastest growing product lines, Happijac sales remained strong in the third quarter and margins are expected to improve due to cost savings between Happijac and Lippert.

“While we expect continued industry softness over the next couple of quarters, we remain confident in our long-term strategy to expand our RV product lines and market share, and we continue to believe that the investments we’re making will allow us to increase our growth in the near future,” said Abrams. “As a result of demographic trends, the travel preferences of the American public, and the excellent advertising campaign by the industry association, the long-term picture for the RV industry remains very favorable.”

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. Drew’s MH segment made up approximately 30 percent of net sales and 33 percent of segment operating profit during the third quarter of 2006.

Drew’s MH segment sales declined 5 percent to $54 million in the third quarter of 2006, compared to $57 million in the same period last year. According to industry statistics, industry-wide production of manufactured homes declined about 12 percent for July and August 2006 combined, the most recent months with available industry statistics. There were no significant hurricane-related purchases of manufactured homes in 2006, or in 2005 with the exception of the fourth quarter of 2005. Industry production had been fairly flat for the first half of 2006 compared to the same period in 2005.

MH segment operating profit was $5.2 million this quarter, or 9.5 percent of segment sales, compared to the $5.7 million, or 10.0 percent of sales, reported in the third quarter last year. MH segment operating profit in the third quarter last year included a gain of nearly $1 million (before taxes and net of incentive compensation) resulting from the settlement of litigation for less than had been previously recorded, while segment operating profit in the 2006 third quarter included a gain of nearly $600,000 (before taxes and net of incentive compensation) related to the sale of a facility.

Excluding these gains, the operating margin was 8.4 percent in the current quarter, compared to 8.3 percent in the same period last year, as the impact of the sharp declines in industry shipments this quarter was offset by improved production efficiencies and other savings.

“The manufactured housing industry, exclusive of hurricane-related orders, had been flat for several years, yet we continue to gain market share and sustain our track record of profitability as a leading supplier to this market,” said Abrams. “We will be in a strong position when the manufactured housing industry begins its recovery.”

Balance Sheet
As a result of the efforts of operating management, inventory levels declined 10 percent, or nearly $11 million, since the end of the second quarter. While efforts to reduce inventories have been hampered by high raw material prices, increased importing of raw materials and components, and industry production slow-downs, further inventory reductions are expected over the balance of the year.

Goodwill and other intangible assets increased since the end of the third quarter of 2005 because of the acquisitions of SteelCo in March 2006 and Happijac in June 2006, which also added approximately $34 million to the Company’s debt. Total debt at September 30, 2006 was approximately $79 million, down nearly $20 million since the end of the second quarter, partly as a result of the successful efforts to reduce inventory levels, and partly as a result of third quarter profits. Capital expenditures, which aggregated $20 million for the first nine months of 2006, are expected to be between $24 million and $27 million for the full year. Capital expenditures in 2007 are expected to be less than in 2006.

“Drew’s management team has extensive experience over many years, both within our industries and in business in general,” said Abrams. “We are accustomed to operating through business cycles, and although we much prefer an up cycle, there are always opportunities within a down cycle to improve our Company’s long-term prospects. It is our intention to take advantage of this downturn, which we expect could last through the first quarter of 2007, by following our business plan of continuing to increase market share, emphasizing new product development, and seeking accretive acquisitions.”

Conference Call
Drew will provide an online, real-time webcast and rebroadcast of its second quarter earnings conference call on the Company’s website, www.drewindustries.com on Wednesday, November 1, 2006 at 10:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 31438298. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, bed lifts, steps, electric stabilizer jacks, as well as trailers for hauling equipment, boats, personal watercrafts and snowmobiles, and chassis and windows for modular homes and offices. From 46 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

# # #

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Nine Months Ended		Quarter Ended
(In thousands, except per share amounts)	September 30,		September 30,		Last Twelve
	2006	2005	2006	2005	Months

Net sales	$591,180	$488,360	$180,743	$170,791	$771,967
Cost of sales	464,956	378,895	142,825	132,145	605,061
Gross profit	126,224	109,465	37,918	38,646	166,906
Selling, general and administrative expenses	78,579	67,532	25,108	22,255	103,596
Other income	638	131	64	100	638
Operating profit	48,283	42,064	12,874	16,491	63,948
Interest expense, net	3,542	2,769	1,408	770	4,439
Income before income taxes	44,741	39,295	11,466	15,721	59,509
Provision for income taxes	17,368	15,031	4,529	5,934	22,798
Net income	$27,373	$24,264	$6,937	$9,787	$36,711
Net income per common share:
Basic	$1.27	$1.16	$0.32	$0.46	$1.71
Diluted	$1.25	$1.13	$0.32	$0.45	$1.68
Weighted average common shares outstanding:
Basic	21,591	20,903	21,615	21,100	21,528
Diluted	21,860	21,471	21,786	21,628	21,836
Depreciation and amortization	$11,443	$8,387	$4,133	$2,936	$15,001
Capital expenditures	$20,028	$16,174	$3,637	$6,569	$29,946

SEGMENT RESULTS
(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
(In thousands)	2006	2005	2006	2005

Net sales:
RV Segment	$415,740	$329,886	$126,423	$113,691
MH Segment	175,440	158,474	54,320	57,100
Total	$591,180	$488,360	$180,743	$170,791
Operating Profit:
RV Segment	$38,034	$32,636	$10,675	$12,739
MH Segment	17,464 (1)	15,192 (2)	5,158 (1)	5,720 (3)
Total segment operating profit	55,498	47,828	15,833	18,459
Amortization of intangibles	(1,725)	(1,035)	(788)	(390)
Corporate and other	(6,128)	(4,860)	(2,235)	(1,678)
Other income	638	131	64	100
Operating profit	$48,283	$42,064	$12,874	$16,491

(1) After a gain of $.6 million related to the sale of a closed facility, net of related incentive compensation.
(2) After a charge of $.8 million related to legal proceedings, net of related incentive compensation.
(3) After a reversal of $1.0 million related to legal proceedings, net of related incentive compensation.

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	September 30,		December 31,
(In thousands, except ratios)	2006	2005	2005

Current assets
Cash and cash equivalents	$2,003	$1,931	$5,085
Accounts receivable, trade, less allowance	35,444	47,148	33,583
Inventories	98,892	84,029	100,617
Prepaid expenses and other current assets	14,310	9,207	11,812
Total current assets	150,649	142,315	151,097
Fixed assets, net	127,932	109,609	116,828
Goodwill	34,406	22,015	22,118
Other intangible assets	25,679	11,275	10,652
Other assets	6,154	7,901	6,733
Total assets	$344,820	$293,115	$307,428

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$9,738	$11,376	$11,140
Accounts payable, accrued expenses and other current liabilities	64,197	76,227	63,811
Total current liabilities	73,935	87,603	74,951
Long-term indebtedness	69,534	50,438	62,093
Other long-term obligations	2,328	2,103	2,675
Total liabilities	145,797	140,144	139,719
Total stockholders' equity	199,023	152,971	167,709
Total liabilities and stockholders' equity	$344,820	$293,115	$307,428

Current ratio	2.0	1.6	2.0
Total indebtedness to stockholders' equity	0.4	0.4	0.4

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)
           &# 160;
	Nine Months Ended
	September 30,
(In thousands)	2006	2005

Cash flows from operating activities:
Net income	$27,373	$24,264
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	11,443	8,387
Deferred taxes	284	(518)
(Gain)/Loss on disposal of fixed assets	(1,008)	215
Stock based compensation expense	2,345	914
Changes in assets and liabilities:
Accounts receivable, net	(344)	(21,049)
Inventories	4,403	(10,769)
Prepaid expenses and other assets	(2,757)	1,844
Accounts payable, accrued expenses and other liabilities	(2,682)	32,760
Net cash flows provided by operating activities	39,057	36,048
Cash flows from investing activities:
Capital expenditures	(20,028)	(16,174)
Acquisition of businesses	(33,695)	(17,880)
Proceeds from sales of fixed assets	2,988	2,010
Other investments	(9)	(130)
Net cash flows used for investing activities	(50,744)	(32,174)
Cash flows from financing activities:
Proceeds from line of credit and other borrowings	163,870	142,800
Repayments under line of credit and other borrowings	(158,563)	(152,410)
Exercise of stock options	1,748	5,563
Other	1,550	(320)
Net cash flows provided by (used for) financing activities	8,605	(4,367)
Net decrease in cash	(3,082)	(493)
Cash and cash equivalents at beginning of period	5,085	2,424
Cash and cash equivalents at end of period	$2,003	$1,931

Effective with the second quarter of 2006, the Company considers certain stamping operations, previously reported as part of the MH segment, as part of the RV segment, and therefore the segment disclosures from 2005 and the first quarter of 2006 have been reclassified to conform to the presentation going forward.

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Three Months Ended				Year Ended
(In thousands)	March 31,	June 30,	September 30,	December 31,	December 31,
	2005	2005	2005	2005	2005
Net sales
RV Segment	$105,505	$110,690	$113,691	$117,776	$447,662
MH Segment	49,041	52,333	57,100	63,011	221,485
Total	$154,546	$163,023	$170,791	$180,787	$669,147
Operating profit
RV Segment	$8,929	$10,968	$12,739	$10,508	$43,144
MH Segment	3,335	6,137	5,720	7,374	22,566
Total segment operating profit	12,264	17,105	18,459	17,882	65,710
Amortization of intangibles	(285)	(360)	(390)	(392)	(1,427)
Corporate and other	(1,567)	(1,615)	(1,678)	(1,825)	(6,685)
Other income	31	--	100	--	131
Operating profit	$10,443	$15,130	$16,491	$15,665	$57,729

Three Months Ended
March 31, 2006
Net sales
RV Segment	$149,416
MH Segment	59,045
Total	$208,461
Operating profit
RV Segment	$13,544
MH Segment	5,921
Total segment operating profit	19,465
Amortization of intangibles	(430)
Corporate and other	(1,907)
Other income	574
Operating profit	$17,702